FOR IMMEDIATE RELEASE

Contact:Peter Palenzona
Chief Financial Officer
(212) 363-4650


                       Piedmont Management Company Inc.
                          Stockholders Approve Merger
                     Special Dividend of Contingent Notes
               Spin-off of Lexington Global Asset Managers, Inc.

  New York, New York -- December 8, 1995 -- Piedmont Management Company Inc.
                                (NASDAQ-NMS-
"PMAN") announced today that its stockholders, at a special meeting held on
December 8, 1995,   approved the proposed merger of Piedmont with and into
Chartwell Re Corporation pursuant to an   Agreement and Plan of Merger dated
as of August 7, 1995.  In addition, the insurance regulatory   authorities of
the states of Minnesota and New York have also approved the merger.  The
merger is   subject to the satisfaction of certain other conditions and is expected to close on December 13, 1995.

Piedmont also announced today that its Board of Directors has declared a
dividend to its stockholders of   record at the close of business on December
11, 1995 of $.50 for each share of the Company's   Cumulative Preferred Stock.
The Company will also pay to such holders $6.50 per share representing all accrued and unpaid dividends on such stock through April 15, 1995. Pursuant
to a charter amendment   approved by the stockholders at the special meeting,
each share of Cumulative Preferred Stock will be   converted into two shares
of Piedmont common stock on December 11, 1995.

The Piedmont Board of Directors has also declared a dividend of Contingent
Interest Notes due 2006 to   common stockholders of record at the close of
business on December 11, 1995 (after giving effect to the   conversion of the
Cumulative Preferred Stock and Piedmont stock options into common stock).
Under the   terms of the Contingent Interest Notes, the actual amount of
contingent interest paid will depend on the   outcome of certain
contingencies, the most significant of which is the development over time of
reserves   for losses and loss adjustment expenses recorded at Piedmont's principal insurance subsidiary.

The Board of Directors has also declared a dividend to its common stockholders
of record at the close of   business on December 12, 1995 of one share of
common stock, par value $.01 per share, of Lexington   Global Asset Managers,
Inc., a wholly-owned subsidiary of Piedmont, for each share of Piedmont common stock outstanding.  The distribution of the Lexington common stock is
expected to occur   immediately prior to the merger on December 13, 1995, with
share certificates to be mailed to   stockholders promptly thereafter.  All of
the shares of Lexington will be distributed to stockholders.  The   Lexington
common stock has been approved for listing on the NASDAQ National Market under
the symbol   LGAM, and trading in the Lexington common stock is expected to
commence on a when issued basis   after the distribution.  The distribution is
subject to certain conditions, including, among others, satisfaction   of the
conditions to the merger of the Company with and into Chartwell.  Lexington
offers a variety of asset   management related services to retail investors,
institutions and high net worth individuals.

                                      END